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                                                                    Exhibit 99.1

                          Sun Capital Acquisition Corp.
                       5200 Town Center Circle, Suite 470
                            Boca Raton, Florida 33486
                                  561-394-0550


March 28, 2002

The Carbide/Graphite Group, Inc.
c/o Bear, Stearns & Co.
Marc Daniel
Senior Managing Director
245 Park Avenue
New York, NY  10167

Dear Marc:

Thank you for providing us with information from our preliminary due diligence request list and the data room that you compiled. Based upon our review of the information, we remain enthusiastic regarding the potential acquisition of The Carbide/Graphite Group, Inc. ("Carbide" or the "Company") by Sun Capital Acquisition Corp. or its assigns ("Sun Acquisition"). As such, we are pleased to present to you this non-binding letter of intent whereby Sun Acquisition will, subject to the terms and conditions set forth herein, acquire all of the assets of Carbide, on a debt-free basis, in a section 363 bankruptcy sale.

o Purchase Price. $35 million cash payable at closing and a $15.0 million term note payable to the existing bank group.

o Definitive Purchase Agreement. Sun Acquisition will provide Carbide with an initial draft of a definitive purchase agreement promptly upon the execution of this letter of intent. Sun Acquisition and Carbide will use mutual best efforts to negotiate and execute a definitive purchase agreement containing terms consistent with the terms of this letter of intent and other customary terms and conditions for transactions of this nature. Sun Acquisition intends to complete due diligence and sign a definitive purchase agreement with the Company within forty-five (45) days of the execution of this letter of intent.

o Bankruptcy Court Protections. Within 5 days of the execution of this letter of intent, Carbide and Sun Acquisition will agree upon the terms and provisions relating to "stalking horse" protection, a breakup fee, expense reimbursement and other terms and provisions customary in a section 363 sale, including the bidding procedures that will govern the sale (the "Bid Procedures Agreement"). The Company shall file an expedited motion and use its best efforts to cause the bankruptcy court to enter an order approving the Bid Procedures Agreement as soon as possible after its execution. The parties understand that the Order approving the Bid Procedures Agreement shall set the time and place for the section 363 auction.


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o        Due Diligence. During the 45 day exclusivity period (see "Exclusivity"
         below), Sun Acquisition will complete due diligence to Sun Acquisition's sole satisfaction, which diligence will include facility visits, meetings with senior management and a review of Carbide's books, records and legal documents by Sun Acquisition, as well as its legal and accounting advisors.

o Financing. Equity capital for the transaction will be provided by Sun Capital Partners II, LP, a $200 million buyout fund. Debt financing would be secured by Acquisition within forty-five (45) days of the execution of this letter of intent. Debt financing would be provided by one of the many lenders with which Sun Acquisition has an existing relationship.

o Fees and Expenses. Except as otherwise contemplated in this letter of intent, each party agrees that it will pay its respective expenses (including fees and expenses of legal counsel, accountants, investment bankers, brokers, or other representatives or consultants) in connection with the transaction contemplated hereby.

o Exclusivity. Upon your execution of this letter of intent, the Company agrees and covenants that for a period of forty-five (45) days none of Carbide, its subsidiaries, or affiliates, nor any of their respective representatives will solicit offers for sale or discuss a possible merger, sale, restructuring, refinancing or other disposition of all or any material part of the Company, its subsidiaries, or any of their assets or issued or unissued capital stock (a "Company Sale") with any other party or provide any information to any other party regarding the Company or its subsidiaries in that connection, but the Company may provide information with respect to unsolicited expressions of interest relating to a Company Sale. Carbide represents that neither Carbide, its subsidiaries, nor its affiliates, or any of their respective representatives is a party to or bound by any agreement with respect to a Company Sale other than this letter of intent. To the extent Carbide, its subsidiaries, or its affiliates or any of their respective representatives receives an unsolicited offer or other inquiry regarding a Company Sale, Carbide shall immediately notify Sun Acquisition of such inquiry and shall disclose the name of the party inquiring and the terms of any offer or other discussions.

o Disclaimer. As we work together toward consummation of the transactions contemplated hereby, the parties hereto may collaborate on business, operational, legal and accounting issues and may work together to maintain the position of the Company, its subsidiaries and their businesses prior to the closing of the transactions contemplated hereby (the "Closing"). In connection therewith, Sun Acquisition may offer assistance, advice and suggestions to the Company regarding its and its subsidiaries businesses prior to the Closing. Notwithstanding anything at law or equity to the contrary, each party understands and agrees that the Company is solely responsible for operating its business prior to the Closing and in no event will Sun Acquisition have any authority to conduct the Company's or its subsidiaries' business or otherwise bind the Company or its subsidiaries with respect to any matter, obligation or decision prior to the Closing.


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         Neither Sun Acquisition nor any of its affiliates, partners, members, officers, employees or agents shall be liable to the Company or any of its subsidiaries or affiliates for any loss, liability, damage or expense arising out of or in connection with any assistance, advice and suggestions they may offer to the Company or its subsidiaries at any time prior to the Closing.

o Binding Effect; Counterparts; Miscellaneous. Upon the execution of this letter of intent by you, notwithstanding the non-binding nature of this offer, the three paragraphs directly above ("Fees and Expenses," "Exclusivity" and "Disclaimer") are binding agreements between the parties hereto, subject only to the conditions set forth herein, and will inure to the benefit of their successors and assigns. Except as set forth in the two paragraphs above, neither party shall have any legally binding obligation to the other unless and until a definitive purchase agreement is executed. This letter of intent may be signed in two or more counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together will constitute the one and the same agreement and shall be governed by the laws of the State of Delaware. This agreement may not be assigned without the other party's written consent.

Sun Capital Partners, Inc. ("Sun Capital") is a leading investment firm focused on leveraged buyouts of market leading companies that can benefit from our in-house operating professionals and experience. Sun Capital invests in companies with the number one or two market position in their industry, long-term competitive advantages and significant barriers to entry. Sun Capital has invested in approximately thirty companies during the past several years with combined sales in excess of $2.0 billion.

New investments are being made through Sun Capital Partners II, LP, a $200 million fund raised in April 2001. Participating in our fund are leading fund-of-funds investors, university endowments, pension funds, financial institutions and high net worth individuals, families and trusts. Sun Capital's senior and subordinated financing partners have included some of the largest and best known banks and mezzanine lenders including JP Morgan Chase, Bank One, FleetBoston, CIT, Deutsche Bank, Key Bank, LaSalle Bank, Congress, Midwest Mezzanine, Met Life, Ableco and Equinox,


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If you are in agreement with the terms of this letter, please sign in the space provided below and return a signed copy. This letter will expire unless executed by the Company by 5:00 p.m. Eastern Standard Time on March 29, 2002. We will then immediately work toward implementing our plans for consummating the transaction. In the meantime, if you have any questions or comments, please feel free to contact me so that I may answer any questions that you may have.


Very truly yours,

Sun Capital Acquisition Corporation            Agreed and Accepted as of
By:                                            March 28, 2002:

                                               The Carbide/Graphite Group, Inc.
                                               By:



/s/ Marc J. Leder                              /s/ Walter B. Fowler
---------------------------------              ---------------------------------
Marc J. Leder                                  Name: Walter B. Fowler
                                               Title:
                                               Company:


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